PLAN OF EXCHANGE

BY WHICH

RT TECHNOLOGIES, INC.

(a Nevada corporation)

SHALL ACQUIRE

CHINA AGRICULTURE MEDIA GROUP CO., LTD.

(a corporation organized under the laws of the Hong Kong)

This Plan of Exchange (the “Agreement” or “Plan of exchange”) is made and dated as of this 17th day of April, 2012, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. This Agreement anticipates that extensive due diligence shall have been performed by both parties. All due diligence shall have been completed by the Parties no later than April 21, 2012. The Closing Date (“Closing Date”) is anticipated to be on or before April 21, 2012,

I. RECITALS

1. The Parties (collectively referred to as the "Parties") to this Agreement:

(1.1) RT Technologies, Inc. ("RTTE"), a Nevada corporation.

(1.2) China Agriculture Media Group Co., Ltd. a corporation organized under the laws of the Hong Kong (“CAMG”).

2. The Capital of the Parties:

(2.1) The Capital of RTTE consists of 90,000,000 authorized shares of Common Stock, par value $.001, of which 3,392,147 shares are issued and outstanding and 10,000,000 authorized shares of Preferred Stock, par value $.001, of which 0 shares are issued and outstanding. No other classes of stock are issued and outstanding.

(2.2) The Capital of CAMG consists of 10,000 Ordinary Shares, which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: RTTE desires to acquire CAMG and the shareholders of CAMG (the “CAMG Shareholders”) desire that CAMG be acquired by RTTE. RTTE would acquire 100% of the capital stock of CAMG equal to 10,000 shares in exchange for an issuance by RTTE of 22,500,000 new shares of Common Stock of RTTE and 1,000,000 shares of super-voting shares of preferred stock to the CAMG shareholders. RTTE shall issue 1,607,853 shares of Common Stock to the RTTE advisors Angela Ross shall return 2,500,000 shares of Commons stock to the RTTE treasury for immediate cancelation. The above-mentioned transactions and issuance of 22,500,000 new shares of Common Stock and 1,000,000 shares of super voting Preferred Stock to the CAMG Shareholders in connection with the Plan of exchange will give CAMG a 'controlling interest' in RTTE representing approximately 98% of the voting shares of RTTE. CAMG will maintain RTTE's active trading status on the OTC Markets. The transaction will not immediately close but shall be conditioned upon: (1) Elimination of all liabilities in RTTE as of the closing date; (2) a deposit of 22,500,000 shares of Common Stock and 1,000,000 shares of super voting Preferred Stock into the escrow account of JPF Securities Law, LLC ("Escrow Agent") issued in the name of the CAMG shareholders and held in escrow until closing; (3) the resignation of Angela Ross from the board of directors and as officer of RTTE and appointment of her successor(s) as designated by CAMG and/or the CAMG Shareholders; and (4) the organization of CAMG as set forth in Schedule A attached hereto and approval and execution of necessary irrevocable PRC contractual arrangements and Hong Kong Instruments of Transfer in accordance with PRC and Hong Kong law, and all PRC regulatory approvals required for this transaction shall have been acquired. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. CAM shall prepare and RTTE shall file with the Commission a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of RTTE other than at a shareholders’ meeting. The Parties contemplate that any change in the majority of the Board of Directors will occur at closing. The parties shall also file a Preliminary and Definitive Information Statement on Schedule 14C for any name change, amendment to the corporate Articles or if deemed necessary to effectuate this business combination.

5. Nevada compliance. Articles of Exchange are required to be filed by Nevada law as the last act to make the Plan of exchange final and effective under Nevada law.

6. Audited Financial Statements. Certain filings made pursuant to the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of CAMG to be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction or within 4 days if RTTE is deemed to be a “shell”. CAMG has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to RTTE upon signing this Plan of exchange.

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligations of the parties to consummate the transactions contemplated herein are subject to fulfillment or waiver prior to the closing:

(1.1) Shareholder Approval. CAMG and RTTE shall have secured all requisite shareholder approval for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of CAMG and RTTE shall have approved the transaction and this Agreement, in accordance with the laws of their place of incorporation and constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on April 21, 2012. The Closing Date shall be approximately three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated as of the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

(1.7) Certificate from RTTE. It shall be a condition precedent to the obligation of CAMG and the CAMG Shareholders to consummate the transactions contemplated herein that a certificate from RTTE in substantially the following form be delivered to them on the date of Closing:

(i)            RTTE is a corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business. The authorized capitalization and the number of issued and outstanding capital shares of RTTE are accurately and completely set forth in the Plan of exchange.

(ii)          The issued and outstanding shares of RTTE (including 22,500,000 new shares of Common Stock and 1,000,000 shares of super voting Preferred Stock issued to the CAMG Shareholders) have been duly authorized and validly issued and are fully paid and non-assessable.

(iii)        RTTE and Angela Ross have the full right, power and authority to sell, transfer and deliver the 22,500,000 new shares of Common Stock and 1,000,000 shares of super voting Preferred Stock to the CAMG Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of exchange, will transfer to the CAMG Shareholders good, valid and marketable title thereto, free and clear of all liens.

(iv)        No shares of Preferred Stock other than the new class of super-voting Preferred Stock is currently issued and outstanding.

(v)          The new class of Preferred Stock shall vote with the Common Stock at a ratio of 100 votes per share for one vote of Common Stock.

(vi)        RTTE has issued 1,607,853 shares of Common Stock to the RTTE Advisors in consideration of financial indemnification and payment and release of monies to be paid on behalf of the Company in preparation of the 3-31-2012 10Q and misc RTTE expenses. .

(vii)      The corporate book and all corporate records of RTTE have been delivered to the Escrow Agent.

(viii)    Angela Ross has returned 2,500,000 shares of Common Stock to the RTTE treasury and said shares have been canceled.

(ix)        A certified shareholder list from the transfer agent of RTTE reflecting 25,000,000 shares of RTTE issued and outstanding based on the above mentioned transactions, issuances and cancellations has been provided to CAMG.

(x)          All liabilities of RTTE have been eliminated. This includes, but is not limited to, any accounts payable, accrued expenses, long-term mortgage, as well as any liabilities shown on its latest fiscal report as of March 31, 2012 filed on Form 10-Q with the Securities and Exchange Commission prior to the Closing.

(1.8) Absence of Liabilities. RTTE shall have no material liabilities as such term is defined by U.S. generally accepted accounting principles.

(1.9) Delivery of Audited Financial Statements. CAMG shall have delivered to RTTE audited financial statements and an audit report thereon for the year ended December 31, 2011, and any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at CAMG’s expense.

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2. Conditions Concurrent to Closing.

(2.1) Delivery of Registered Capital of CAMG. At Closing, RTTE shall have a 100% beneficial ownership interest in China Agriculture Media Group Co., Ltd. and the structure of CAMG shall be as set forth in Schedule A attached hereto and all of the necessary irrevocable PRC contractual arrangements and Hong Kong approvals shall have been executed in accordance with PRC and Hong Kong law and all PRC regulatory approvals required for this transaction shall have been acquired.

(2.2) Acquisition Share Issuance and Purchase of Common Stock. At Closing, RTTE shall have issued 22,500,000 shares of Common Stock and 1,000,000 shares of super voting Preferred Stock to the CAMG Shareholders in exchange for a 100% beneficial ownership interest in China Agriculture Media Group Co., Ltd. and, as a result, the then outstanding common shares shall be as follows:

RTTE Current Issued Stock	3,392,147
CAMG Shareholders Issuance	22,500,000
Cancellation	2,500,000
RTTE Advisors Issuance	1,607,853
Super-voting Preferred Issuance	1,000,000
Resulting Total	Common: 25,000,000 Preferred: 0 Super-voting Preferred: 1,000,000

(2.3) Appointment of CAMG Nominees. At Closing, nominees of CAMG shall be appointed to the Board of Directors and as Officers of RTTE to fill the vacancies created by the resignation of Ms. Ross. The appointments will occur within 10 days of the closing after proper notice has been given pursuant to Rule 14F-1 under the Securities Exchange Act of 1934, as amended.

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3. Plan of Exchange

(3.1) Exchange and Reorganization: RTTE and CAMG shall be hereby reorganized, such that RTTE shall acquire 100% the capital stock of CAMG equal to 10,000 ordinary shares, and CAMG shall become a wholly-owned subsidiary of RTTE.

(3.2) Delivery of Common Stock: At the Closing, RTTE shall deposit 22,500,000 shares of Common Stock into the escrow account of the Escrow Agent, issued in the name of the CAMG shareholders for transfer.

(3.3) Delivery of Preferred Stock: At the Closing, RTTE shall deposit 1,000,000 shares of super voting Preferred Stock into the escrow account of the Escrow Agent, issued in the name of the CAMG shareholders for transfer.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under Nevada State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of RTTE. The Parties expect to make such filing at Closing.

(3.5) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of RTTE is 9160 South 300 West, Suite 101, Sandy, Utah. The address of CAMG is Rm 1708 B2, Nan Fung Tower, 173 Des Voeux Road C., Hong Kong.

(3.8) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.9) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.10) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each other’s shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

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(3.11) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this Agreement, and they speak and shall be true immediately before Closing.

(3.11.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.

   (3.11.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

(3.11.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.11.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

(3.11.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

(3.11.4-b) Except as set forth in this Plan of exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of exchange;

(3.11.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

(3.11.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(3.11.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

(3.11.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.11.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

(3.11.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

(3.11.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

(3.11.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this Agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

(3.11.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

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(3.11.10) SEC Reports, Liabilities and Taxes. RTTE has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "RTTE SEC Reports"). None of the RTTE SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the RTTE SEC Reports, as of their respective dates (and as of the date of any amendment to the respective RTTE SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the RTTE SEC Reports filed prior to the date hereof, RTTE has not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of RTTE or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on RTTE.

(iii) Except as disclosed in the RTTE SEC Reports filed prior to the date hereof, RTTE (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) has paid all taxes that are shown as due and payable on such filed tax returns or that RTTE is obligated to pay without the filing of a tax return; (iii) has paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in RTTE’s financial statements; (iv) has withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; and (v) has not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and has not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment or deficiency.

(3.11.11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.12) Miscellaneous Provisions

(3.112.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

(3.12.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.12.3) The Parties to this Agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. The location for the arbitration shall be within the United States of America in any State selected by CAMG and at the sole discretion of CAMG. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

(3.12.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.
(3.12.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.
(3.12.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this Agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

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4. Termination. This Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 75 days from the date of this Agreement, or (iv) if share deliveries are not made to the Escrow Agent when due. In the event that termination of this Plan of exchange by either or both, as provided above, this Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5. Closing. The parties hereto contemplate that the closing of this Plan of exchange shall occur immediately after all of the conditions precedent and concurrent to closing have been met or waived.

6. Merger Clause. This Plan of exchange, constitutes the entire Agreement of the parties hereto with respect to the subject matter hereof, and such documents supersede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superseded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of exchange below as of the date first written above.

RT TECHNOLOGIES, INC.

By: ____________________________

Angela Ross, President

CHINA AGRICULTURE MEDIA GROUP CO., LTD.

By: ____________________________

Weiheng Cai, President

SCHEDULE A